                                                       Exhibit 7.9

                          AMERICAN INDUSTRIAL PROPERTIES
                                       REIT


January 10, 1996                                                  A Member

                                                                  of the
Via Facsimile
                                                                  National
Mr. Richard M. Osborne
Black Bear Realty, Ltd.                                           Association
7001 Center Street
Mentor, Ohio  44060                                               of

                                                                  Real Estate

                                                                  Investment
Dear Rick:
                                                                  Trusts, Inc.

     We are in receipt of your letter dated December 26, 1995 in which Black Bear Realty made certain proposals to American Industrial Properties REIT (the "Trust"). The Trust has recently engaged EVEREN Securities to review Black Bear's proposal. In order to give EVEREN and the Trust adequate time to evaluate Black Bear's proposal, we request that your offer remain open until 5:00 p.m. Dallas time on January 24, 1996. We are unable to fully evaluate the merits of Black Bear's offer by your stated deadline of January 10, 1996.

     Please advise us in writing by 5:00 p.m. Dallas time on January 10, 1996 as to whether Black Bear agrees to the extension of the offer.

     In addition, our review of the share transfer records of the Trust has revealed that you may own shares in the Trust in excess of the ownership restrictions in the Trust's Bylaws. Accordingly, pursuant to Section 9.3 of the Trust's Bylaws, we request that you advise us in writing regarding all of the shares in the Trust that you own (directly or indirectly).

                                   Very truly yours,
                                   AMERICAN INDUSTRIAL PROPERTIES REIT

                                   /S/Charles W. Wolcott
                                   ---------------------
                                   Charles W. Wolcott
                                   President and CEO

cc:  William H. Bricker
     Bryan L. Goolsby


8220 North Beltline Suite 206 Irving, Texas 75063-2656 (214)550-8083
Fax (214) 550-6037